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EXHIBIT 99.2
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LIFE FINANCIAL CORPORATION NAMES ROBERT K. RILEY AS PRESIDENT and CEO of Life
Financial Corporation and Life Bank

    Business Editors

    RIVERSIDE, Calif.--(BUSINESS WIRE)--Aug. 2, 1999--Life Financial Corporation (Nasdaq:LFCO) today named Robert K. Riley, President and CEO of Life Financial Corporation, and Life Bank.
    Riley served as a Director on the Board of Life Financial Corporation, the parent of Life Bank, from 1997 to 1999. He also held the position of Managing Director of Life Capital Markets. He will resign his current position as President and CEO of Rainier Capital Corporation, Bellevue, WA.
    "Bob will bring nearly 20 years of experience and association with banking and financial institutions," said Ron Skipper, Chairman of the Board of Directors at Life Financial. "He is close to the current situation, which will allow a seamless transition in management. He will bring a new energy, focus, and creativity to the company."
    "We will immediately begin a thorough assessment of all company business lines and their relationship to the bottom line," said Riley. "My focus from the outset will be building shareholder value."
    Riley who currently resides in Bellevue, WA, was born in New York City, and graduated in 1981 from Brown University, BA in Economics. His experience during 1981-1992 included positions at Bankers Trust Company, Paine Webber, Inc. and Prudential Bache Securities, Inc. encompassing commercial lending, institutional fixed income sales, portfolio/risk management strategies, and the development of an asset/liability management model for thrift institutions.
    More recently, during 1992-1997, Riley was President and CEO of The Millenium Group, providing consulting services to European Banks. During his tenure, Riley was able to leverage his years of experience in the United States mortgage banking and thrift environment to provide solutions based on U.S. standards. These services included the delivery of a mortgage banking/ securitization and technology platform to Artesia Banking Corporation, now an 80 billion-dollar banking institution headquartered in Brussels, Belgium. Riley also advised numerous European Banks on asset/liability management, and U.S. mortgage banking standards.
    Riley will be relocating to Southern California with his wife Suzanne, and son Holden.
    The Company conducts its business from eleven locations: the corporate headquarters and regional lending center located in Riverside, California, four additional regional lending centers located in Jacksonsville, Florida, and the metropolitan areas of Denver, Colorado; Boston, Massachusetts; and San Jose, California. The company also conducts business from the Bank's home office in San Bernardino, and additional bank branches in Riverside, Redlands, Huntington Beach and the newly opened branch in Seal Beach, California. Additionally, a consumer lending center began operations in Riverside, California in 1999.
    The statements contained in this release that are not of historical facts are forward-looking statements based upon management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risk and uncertainties.

     CONTACT: Life Financial Corporation, Riverside
              Jeffrey L. Blake, 909/637-4096
              909/637-4296 (fax)